Exhibit 10.22

Summary of Named Executive Officer Compensation Arrangements

On February 3, 2005, the compensation committee approved the following base salaries for the named executive officers effective February 27, 2005:

Named Executive Officer	Base Salary
Michael J. Parsons	$517,578
Burke W. Whitman	$498,759
Daniel J. Moen	$480,800
Donald P. Fay	$381,138

In addition, on February 3, 2005, Triad granted nonqualified stock options to the following named executive officers under the 1999 Long-Term Incentive Plan:

Named Executive Officer	Number of Shares	Exercise Price
Michael J. Parsons	70,000	$42.51
Burke W. Whitman	70,000	$42.51
Daniel J. Moen	70,000	$42.51
Donald P. Fay	70,000	$42.51

One-fourth of the grant will vest as of February 3, 2006, one-fourth of the grant will vest as of February 3, 2007, one-fourth of the grant will vest as of February 3, 2008 and one-fourth will vest as of February 3, 2009. The stock options granted have a term of 10 years and become immediately exercisable upon a change in control of Triad.

The compensation committee will make its determination with respect to the salary of, and stock option grants to, James D. Shelton following completion of the Board of Directors’ Chief Executive Officer evaluation process.

The named executive officers participate in Triad’s Annual Incentive Plan, which pays annual cash bonuses if a specified earnings per share target for the fiscal year is met. Bonuses for corporate officers and employees will be comprised of a base bonus calculated using a predetermined percentage of a participant’s salary and a supplemental bonus calculated using the amount by which Triad’s actual EPS exceeds the targeted EPS, which supplemental bonus will be capped when Triad’s actual EPS equals 120% of the targeted EPS.

The named executive officers are eligible to participate in the Savings and Investment Plan and the Employee Stock Ownership Plan, and they may elect to participate in Triad’s Management Stock Purchase Plan and Deferred Compensation Plan.

The named executive officers are also covered by Triad’s severance policy, under which, in certain circumstances, an employee whose employment with Triad is involuntarily terminated may receive as a severance benefit up to 52 weeks of salary.